Exhibit 10.2

                        Cell Power Technologies, Inc.
                         1428 36th Street, Suite 205
                           Brooklyn, New York 11218


                                March 21, 2006



Dear Cell Power Stockholder:

      Please find enclosed a press release announcing Cell Power's planned merger with Portagy Corp. and its one-for-six reverse stock split. The reverse split is effective for stockholders of record as of the close of business on March 27, 2006, or next Monday. Because you invested substantial money in Cell Power to support a business which has not been successful, we and Portagy wanted to reward you for your patience by providing that your shares of Cell Power common stock will not be subject to the reverse split. We explain below the exchange offer we are making to you and how it protects you. However, because of the timing you must act quickly or each six shares you own will only equal one share.

What is the exchange offer?

      Cell Power is offering to exchange its convertible note for your shares and warrants purchased in the 2004 private placement -- and only those securities. For example, if you purchased $48,000 of units you received 64,000 shares of common stock and 64,000 warrants. If you still own all of the shares and warrants and accept the offer, you will receive Cell Power's non-interest bearing $48,000 note. If you own 80% of the shares and warrants, the note you receive will be $38,400. You must return an equal number of shares and warrants.



Will my note be paid and, if so, when?

      Probably not. The note is a 12 month note, but it automatically converts into Cell Power convertible preferred stock prior to its due date if Cell Power amends its articles of incorporation within 12 months of the issuance of the note. Currently, Cell Power has no authority to issue preferred stock, but Portagy management has advised us that it intends to promptly cause Cell Power to do so following the merger. Again assume you have a $48,000 note. It will automatically convert into Cell Power Series A convertible preferred stock with a liquidation preference of $48,000. The preferred stock will be convertible at your option at any time beginning 60 days after issuance into the same number of shares of common stock that you give up. You will not receive additional warrants. For your convenience, a copy of the convertible note is enclosed.




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March 21, 2006
Page 2


Why are you making this offer?

      The offer is made so you will not be subject to the reverse split.

How do I exchange my securities for the note?

      If your shares and warrants are still in your name, you must deliver them to Cell Power:

                  Cell Power Technologies, Inc.
                  1428 36th Street, Suite 205
                  Brooklyn, New York 11218
                  Ph: 718-788-6386
                  Fax: 718 - 788-5187

      You must also send Cell Power a copy of the accompanying investment letter signed by you agreeing to the exchange and also send it a blank stock power with a medallion guarantee. You may get the power and medallion guarantee from any bank and most stock brokers.

      If your shares are in street name, you must immediately have your broker DWAC the shares for cancellation. The warrants get delivered to Cell Power as provided above.

      Remember you have little time to act so we recommend using an overnight delivery service. Please copy Portagy by faxing a copy of this letter to 561-659-0701.

      If you have any questions, please call David Pillar.


                                    Sincerely,

                                    /s/ Jacob Herskovits
                                    --------------------------
                                    Jacob Herskovits,
                                    President

Enclosures